Exhibit 99.1

Victory Capital Reports June 2020 Assets Under Management

Company Schedules Second-Quarter Financial Results Conference Call for August 6

SAN ANTONIO--(BUSINESS WIRE)--July 13, 2020--Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported assets under management (AUM) of $129.1 billion on June 30, 2020.

Victory Capital Holdings, Inc. and Subsidiaries
Assets Under Management[1]
(unaudited; in millions)

	As of:
By Asset Class	June 30, 2020	May 31, 2020
Fixed Income	$35,622	$35,280
Solutions	29,305	28,845
U.S. Mid Cap Equity	22,483	22,374
U.S. Small Cap Equity	14,083	14,097
U.S. Large Cap Equity	12,524	12,494
Global / Non-U.S. Equity	11,130	10,681
Other	195	194
Total Long-Term Assets	$125,343	$123,965
Money Market / Short Term Assets	3,727	3,760
Total Assets Under Management	$129,070	$127,726

By Vehicle
Mutual Funds[2]	$100,430	$99,429
Separate Accounts and Other Vehicles[3]	25,179	24,852
ETFs	3,462	3,445
Total Assets Under Management	$129,070	$127,726

[1]Due to rounding, numbers presented in these tables may not add up precisely to the totals provided.
[2]Includes institutional and retail share classes, money market and VIP funds.
[3]Includes collective trust funds, wrap program accounts and unified managed accounts.

The Company also announced that it will report second quarter 2020 financial results after the market closes on Wednesday, August 5, 2020. The Company’s management team will host a conference call the following morning, August 6, at 8:00 a.m. ET to discuss the results. Victory Capital’s earnings release and supplemental materials will be available on the investor relations section of the Company’s website at https://ir.vcm.com before the conference call begins.

Conference Call and Webcast Details

To participate in the conference call, please call (877) 823-8673 (domestic) or (647) 689-4067 (international), shortly before 8:00 a.m. ET and reference the Victory Capital Conference Call. A live, listen-only webcast will also be available via the investor relations section of the Company’s website at https://ir.vcm.com. For anyone who is unable to join the live event, an archive of the webcast will be available for replay, at the same location, shortly after the call concludes.

About Victory Capital

Victory Capital is a diversified global asset management firm with $129.1 billion in assets under management as of June 30, 2020. The Company operates a next-generation business model combining boutique investment qualities with the benefits of a fully integrated, centralized operating and distribution platform.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors. With nine autonomous Investment Franchises and a Solutions Platform, Victory Capital offers a wide array of investment styles and investment vehicles including, actively managed mutual funds, separately managed accounts, rules-based and active ETFs, multi-asset class strategies, custom-designed solutions and a 529 College Savings Plan.

For more information, please visit www.vcm.com or follow us: Twitter and LinkedIn

Contacts

Investors:
Matthew Dennis, CFA
Chief of Staff
Director, Investor Relations
216-898-2412
mdennis@vcm.com

Media:
Tricia Ross
310-622-8226
tross@finprofiles.com